EXHIBIT 99.1


                                       CONTACT: Daniel T. Phillips, Chairman/CEO
                                                FIRSTPLUS FINANCIAL GROUP, INC.
                                                (214) 231-7600

      FIRSTPLUS announces formation of residual trust for shareholders and creditors and acquisition of limited liability company interests of
                          Freedom Commercial Credit LLC

DALLAS,  November 6, 2001 / FIRSTPLUS  Financial  Group,  Inc. (OTC Pink Sheets:
FPFX) announced today that it is forming a residual trust for the benefit of its shareholders and creditors and has acquired twenty-five percent of the outstanding limited liability company interests of Freedom Commercial Credit LLC ("Freedom Commercial Credit"). The acquisition was in exchange for 25,000 shares of a new series of convertible preferred stock of FIRSTPLUS and cash in the amount of $250,000, subject to adjustment based on a final valuation of Freedom Commercial Credit. The preferred stock is convertible into 45,000,000 shares of FIRSTPLUS' common stock at the option of Freedom Commercial Credit on or after the first anniversary date of the issuance of the preferred stock, but votes with the common stock prior to conversion. As a result of the foregoing transaction, Freedom Commercial Credit acquired control of FIRSTPLUS and now holds approximately 51% of the outstanding voting securities of FIRSTPLUS. Also as a result of the foregoing transaction, Freedom Commercial Credit has the right to replace management and the board of directors of FIRSTPLUS.

In addition, the terms of the preferred stock provide that neither Freedom Commercial Credit nor any of its affiliates and assigns will be entitled to any of FIRSTPLUS' rights in the cash flow from the derivative interests in mortgage-backed or asset-backed securitization transactions ("Residuals") of FIRSTPLUS Financial, Inc. ("FPFI"). The transaction was based upon an independent third-party valuation of FIRSTPLUS, excluding any cash flow rights from the Residuals. Consequently, the appraiser determined that there was no remaining net value in FIRSTPLUS.

As previously disclosed, FIRSTPLUS' then main operating subsidiary, FPFI, filed for reorganization under Chapter 11 of the United States Bankruptcy Code on March 5, 1999. On May 10, 2000, the bankruptcy plan (the "Plan") for FPFI closed. The Plan, as approved, was initially filed on July 2, 1999 with the United States Bankruptcy Court, Northern District of Texas, Dallas Division. In connection with the Plan, a trust (the "FPFI Trust") was formed in order to facilitate implementation of the Plan, into which the assets of FPFI, including the stock of FPFI owned by FIRSTPLUS, were transferred for the benefit of the creditors of FPFI, including FIRSTPLUS. As a result, FIRSTPLUS no longer owns FPFI, but as a creditor of FPFI through its intercompany claim, it is a beneficiary of the FPFI Trust, last in line behind the other creditors.

As a beneficiary of the FPFI Trust, FIRSTPLUS' only significant asset is an instrument representing its portion of the cash flow rights from the Residuals held by the FPFI Trust. The Residuals are illiquid (and encumbered) and may not produce cash flow to the FPFI Trust for many years, if ever. In any event, the first cash flows from the Residuals are committed to funding a portion of the monies owed to Plan creditors. Contrary to public speculation, FIRSTPLUS has not received any cash flows from the Residuals through its cash flow instrument.

The terms of the preferred stock provide that neither Freedom Commercial Credit, nor any of its affiliates or assigns, are entitled to any of the cash flow from the Residuals. The cash flow instrument to FIRSTPLUS will be set aside in a trust (the "Residual Trust"). The beneficiary of the Residual Trust is FIRSTPLUS, for the benefit of its shareholders and creditors, but excluding Freedom Commercial Credit and its affiliates and assigns. The Residual Trust will be formed by FIRSTPLUS and managed by a trustee appointed by FIRSTPLUS. During the term of the Residual Trust, the trustee will distribute to FIRSTPLUS all of the net income from the Residual Trust.

Freedom Commercial Credit is a Utah limited liability company, which, following the transaction, is owned 75% by New Freedom Mortgage Corporation. It is in the business of buying, repackaging and selling mortgage loans.

As previously disclosed, FIRSTPLUS has no operating business and it is unlikely that FIRSTPLUS will reconstitute any of its previous business plans, such as originating mortgage loans, servicing mortgage loan portfolios, or investing in mortgage loan portfolios and interest only strips.

The above statements contained in this press release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as "may," "will," "expect," anticipate," "estimate," or "continue" or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this press release could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: short term interest rate fluctuations, level of defaults and prepayments, general economic conditions, competition, government regulation and possible litigation, as well as the risks and uncertainties set forth from time to time in the FIRSTPLUS' public reports and filings and public statements.




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